                                                                       Exhibit 1

                                VOTING AGREEMENT

      THIS VOTING AGREEMENT ("AGREEMENT") is made and entered into as of September 12, 2000, by and among Reuter Manufacturing, Inc., a Minnesota corporation (the "COMPANY"), certain existing holders of the Company's common stock, $.1875 par value per share (the "COMMON STOCK"), whose names, addresses and respective ownership positions in the Company are listed in SCHEDULE 1 attached hereto (the "SHAREHOLDERS"), and Activar, Inc., a Minnesota corporation (the "INVESTOR"). The Company, the Shareholders and the Investor are individually referred to as a "PARTY" and collectively referred to as the "PARTIES."

                                    RECITALS

      WHEREAS, the Company is negotiating a Securities Purchase Agreement (THE "PURCHASE AGREEMENT") pursuant to which the Company intends to issue and sell shares of the Company's Common Stock and Series A Preferred Stock to the Investor in exchange for $800,000.

      WHEREAS, capitalized terms used herein without definition have the meanings specified in the Purchase Agreement.

      WHEREAS, the Investor has required, as a condition to the closing under the Purchase Agreement, that the Shareholders enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. VOTING AGREEMENT. Each of the Shareholders hereby agrees, on behalf of itself and any of such Parties' heirs, beneficiaries, successors or assigns, to vote all shares of Common Stock, now owned or hereafter acquired of record or beneficially by each such Shareholder (collectively, the "SHARES"):

      1.1 for the election of designees of the Investor to the Board of Directors of the Company (the "BOARD"); and

      1.2 as directed by the Investor on all matters which are, at any time and from time to time, presented for a vote to the Company's shareholders at any regular or special meeting of shareholders.

2. WAIVER OF RIGHT TO ABSTAIN OR BE ABSENT FROM A MEETING. Each of the Shareholders hereby expressly waives any right which such Shareholder would otherwise have to abstain, except as expressly provided herein, from any action taken at, or to be absent from, a duly held meeting of the Company's shareholders.

3. IRREVOCABLE PROXY. To secure the Shareholders' obligations to vote the Shares in accordance with this Agreement, each Shareholder hereby appoints the Investor, from time to time, or its designees, as such Investor's true and lawful proxy and attorney, with



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

      the power to act alone and with full power of substitution, to vote all of the Shares in favor of the matters set forth in Section 1 hereof (as applicable) IF, AND ONLY IF, such Shareholder fails to vote all of such Shareholder's shares in accordance with the applicable provisions of
      Section 1 hereof. The proxy and power granted by each Shareholder pursuant to this Section 3 are coupled with an interest and are given to secure the performance of such Party's duties under Sections 1 and 2 of this Agreement. Each such proxy will be irrevocable for the term hereof. The proxy, so long as any Party hereto is an individual, will survive the death, incompetency and disability of such Party or any other individual holder of Shares and, so long as any Party hereto is an entity, will survive the merger or dissolution of such Party or any other entity holding any Shares.

4. LIMITATIONS ON TRANSFER. No Shareholder shall sell, transfer, assign, distribute or otherwise dispose of such Party's Shares to any person or entity, other than to the Investor or the Company, unless and until such person or entity shall agree in writing to take such Shares subject to, and shall accept and agree to be bound in writing by, the terms and conditions of this Agreement, in which case such person or entity shall be deemed to be a Shareholder for purposes of this Agreement.

5. LEGEND. The Company agrees that each certificate evidencing the Shares subject to the provisions of this Agreement and each certificate issued in exchange for or upon the transfer of any such Shares will, upon the Investor's request, during the term of this Agreement, be endorsed with a legend in substantially the following form or to the following effect:

            THE SHARES EVIDENCED BY THIS CERTIFICATE AND ANY TRANSFER THEREOF ARE SUBJECT TO THE TERMS OF A VOTING AGREEMENT DATED AS OF SEPTEMBER 12, 2000 BETWEEN REUTER MANUFACTURING, INC. AND CERTAIN OF ITS SHAREHOLDERS (INCLUDING THE HOLDER OF THIS CERTIFICATE). SUCH VOTING AGREEMENT CONTAINS CERTAIN RESTRICTIONS ON VOTING AND TRANSFER OF THE SHARES. A COPY OF SUCH VOTING AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WILL BE FURNISHED BY THE COMPANY UPON REQUEST AND WITHOUT CHARGE.

6. EFFECTIVENESS; TERMINATION. The provisions of this Agreement shall be effective immediately upon the closing under the Purchase Agreement; provided, however, that if the Closing does not occur on or before October 31, 2000, then this Agreement shall be void and of no effect. This Agreement, if it becomes effective, shall terminate upon the earlier to occur of:

      6.1 the date that the Investor owns more than fifty (50%) of the issued and outstanding shares of the Company's voting securities; or

      6.2 the third anniversary of the date of closing under the Purchase Agreement.

7. REMEDIES; SPECIFIC PERFORMANCE. The Company and each Party understands and agrees that a breach of the terms and conditions of this Agreement will cause the other Parties irreparable harm which cannot be reasonably or adequately compensated by receipt of money damages at law, and that any Party or Parties may, in their sole discretion, apply to any court of law or equity or competent jurisdiction for specific enforcement, injunctive relief and or other equitable remedies to prevent or remedy a breach of this Agreement or any part hereof. All rights and remedies herein provided are cumulative and not exclusive of any remedy provided by law or by equity.

8. DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach of default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under the Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

9. SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the respective heirs, successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10. WAIVERS, AMENDMENTS AND APPROVALS. Any term or provision of this Agreement requiring performance by or binding upon the Company or the Shareholders and Investor, or other terms of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by each of the Parties. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Shareholders and Investor (including permitted assigns pursuant to Section 9 hereof).

11. SEVERABILITY. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12. ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of



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


      suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees.

13. ENTIRE AGREEMENT. This Agreement, the schedules hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with, the laws of the State of Minnesota, notwithstanding the laws of conflict of any jurisdiction.

15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

    (BALANCE OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS NEXT.)




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







      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

COMPANY:                            REUTER MANUFACTURING, INC.



                                    By:  /s/ Michael Tate
                                        ---------------------------------------
                                    Name: Michael Tate
                                    Its:  President and Chief Executive Officer


INVESTOR:                           ACTIVAR, INC.



                                    By:  /s/ J.L. Reisser
                                        ---------------------------------------
                                    Name: J.L. Reisser
                                    Its:  President and Chief Operating Officer


SHAREHOLDERS:

                                    /s/ Kenneth E. Daugherty
                                    -------------------------------------------
                                    KENNETH E. DAUGHERTY


                                    /s/ Edward E. Strickland
                                    -------------------------------------------
                                    EDWARD E. STRICKLAND


                                    /s/ Richard W. Perksin
                                    -------------------------------------------
                                    RICHARD W. PERKINS


                        (SIGNATURE PAGE VOTING AGREEMENT)

                                   SCHEDULE 1


                               Number of        Number of       Number of
Name and Address             Shares Held     Options Held   Warrants Held            Total
------------------------------------------------------------------------------------------
Kenneth E. Daugherty             347,689           21,000          25,000          393,689
1913 East Hunskor Road
Oak Harbor, WA  98277

Edward E. Strickland             375,958           48,000          50,000          473,958
520 Warbass Way
Friday Harbor, WA
98250

Richard W. Perkins               250,000               --              --          250,000
730 East Lake Street
Wayzata, MN 55391-1769